UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BT Group plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

BT Centre, 81 Newgate Street
London, England EC1A 7AJ
(Address of Principal Executive Offices)

The BT Group Employee Stock Purchase Plan
(Full title of the plan)

Kristen Verderame, Vice President and Chief Counsel
BT Americas Inc.
2025 M Street NW, 4th Floor
Washington, DC   20036
(Name and address of agent for service)
(202) 833-9543
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares, par value 5 pence per share (1) The BT Group Employee Stock Purchase Plan	10,000,000	$3.82	$38,200,000	$4,087.40

     (1)      American Depositary Receipts evidencing American Depositary Shares issuable on deposit of the Ordinary Shares, par value 5 pence per share (the Ordinary Shares of BT Group plc (the Registrant or BT Group) have been registered pursuant to a separate Registration Statement on Form F-6 (No. 333-14032) filed with the Securities and Exchange Commission (the SEC) on October 23, 2001. Each American Depositary Share represents 10 Ordinary Shares.

     (2)      Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the Securities Act), the proposed maximum offering price per share is based on the average high and low prices on the London Stock Exchange on December 9, 2005 and on an exchange rate of $1.76 to £1.00, the noon buying rate in New York City for cable transfers payable in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on such date.

Exhibit Index appears on Page 11.

     This Registration Statement is filed pursuant to General Instruction E to Form S-8 by BT Group to register an additional 10,000,000 Ordinary Shares, par value 5 pence per share, that may be offered and sold pursuant to the BT Group Employee Stock Purchase Plan. Such shares are in addition to those previously registered on a Registration Statement on Form S-8 (File No. 333-14214) with the Commission on December 18, 2001. The Registrant incorporates by reference the contents of such previously filed Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The Registrant hereby incorporates by reference the following documents filed with or furnished to the SEC by the Registrant under the Securities Exchange Act of 1934, as amended (the Exchange Act):

(a) The Annual Report for the Registrant on Form 20-F for its fiscal year ended March 31, 2005, filed on June 1, 2005;

(b) Form 6-K, furnished on June 1, 2005, enclosing the Registrant’s Annual Report and Accounts for 2005 and Notice of Annual General Meeting;

(c) Form 6-K, furnished on June 23, 2005, enclosing a press release regarding the Ofcom Strategic Review and proposed regulatory settlement;

(d) Form 6-K, furnished on July 7, 2005, enclosing a press release regarding combined fixed and mobile phone service;

(e) Form 6-K, furnished on July 13, 2005, enclosing a press release regarding a presentation at the Registrant’s AGM;

(f) Form 6-K, furnished on July 22, 2005, enclosing a press release regarding resolutions approved at the Registrant’s AGM;

(g) Form 6-K, furnished on July 28, 2005, enclosing the Registrant’s First Quarter results announcement for the 2006 fiscal year;

(h) Form 6-K, furnished on August 16, 2005, enclosing an announcement regarding a senior executive change;

(i) Form 6-K, furnished on September 22, 2005, enclosing an announcement regarding the establishment of openreach;

(j) Form 6-K, furnished on September 22, 2005, enclosing an announcement regarding the Ofcom settlement;

(k) Form 6-K, furnished on September 26, 2005, enclosing an announcement regarding the BT Finance B.V. accounts;

(l) Form 6-K, furnished on September 28, 2005, enclosing an announcement regarding the acquisition of Infonet Germany;

(m) Form 6-K, furnished on October 11, 2005, enclosing an announcement regarding the Equality of Access board appointments;

(n) Form 6-K, furnished on October 17, 2005, enclosing the Blocklisting Interim Review announcement made on September 30, 2005;

(o) Form 6-K, furnished on November 3, 2005, enclosing an announcement regarding the acquisition of the Cara Group;

(p) Form 6-K, furnished on November 7, 2005, enclosing an announcement regarding the acquisition of Total Network Solutions Limited made on October 31, 2005;

(q) Form 6-K, furnished on November 10, 2005, enclosing the Registrant’s Second Quarter and Half Year Results to September 30, 2005;

(r) Form 6-K, furnished on December 13, 2005, enclosing a press release regarding the Registrant’s entry into an agreement to provide telecommunications services to Fiat and to acquire Atlanet SPA; and

(s) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed on October 31, 2001 (Registration No. 1-15262), which was amended on Form 8-A/A on November 2, 2001.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Item 6.   Indemnification of Directors and Officers

Articles 123 and 124 of the Registrant’s Articles of Association provide, in relevant part:

123      Indemnity

As far as the legislation allows, every director, Secretary, officer and employee of the Company will be indemnified by the Company out of its own funds against all costs, charges, losses, expenses and liabilities incurred by them:

•	in performing their duties;

•	in exercising their powers;

•	in claiming to do any of these things; and/or

•	otherwise in relation to or in connection with their duties, powers or offices.

124      Insurance

124.1      In this Article each of the following is a Relevant Company:

•	the Company;

•	a holding company of the Company;

•	a body, whether or not incorporated, in which the Company or its holding company, or a predecessor of the Company or its holding company, has or had an interest, whether direct or indirect; and

•	a body, whether or not incorporated, which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or such other body.

124.2      As far as the legislation allows and without limiting Article 123 in any way, the Board can arrange for the Company to purchase and maintain insurance against any liability for or for the benefit of any people who are or were at any time directors, officers or employees of a Relevant Company.

The relevant provisions of the Companies Act 1985 are Sections 309A and 309B, which provide as follows:

Section 309A     Provisions protecting directors from liability

“(1)  This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)  Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)  Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of (a) the company, or (b) an associated company, against any liability within subsection (1) is void. This is subject to subsections (4) and (5).

(4)  Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)  Subsection (3) does not prevent a company from purchasing and maintaining for a director of (a) the company, or (b) an associated company, insurance against any liability within subsection (1).

(6)  In this section–

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;
“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

Section 309B     Qualifying third party indemnity provisions

“(1)  For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

(2)  Condition A is that the provision does not provide any indemnity against any liability incurred by the director (a) to the company, or (b) to any associated company.

(3)  Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay–

(a) a fine imposed in criminal proceedings, or

(b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)  Condition C is that the provision does not provide any indemnity against any liability incurred by the director–

(a) in defending any criminal proceedings in which he is convicted, or

(b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely–

(i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

(ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)  In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)  For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final–

(a) if not appealed against, at the end of the period for bringing an appeal, or

(b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)   An appeal is disposed of–

(a) if it is determined and the period for bringing any further appeal has ended, or

(b) if it is abandoned or otherwise ceases to have effect.

In this section “associated company” and “provision” have the same meaning as in section 309A.”

Section 727 of the Companies Act of 1985 provides:

Section 727     Power of court to grant relief in certain cases

“(1)  If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)  If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)  Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Item 8.  Exhibits

     See attached "Index to Exhibits" list.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act, the Registrant, BT Group plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on the 16th day of December, 2005.

BT Group plc

By /s/ Larry Stone

Name: Larry Stone
Title: Company Secretary

     Date: December 16, 2005

POWER OF ATTORNEY

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated. In addition, each of the undersigned hereby appoints Alan Scott and Patricia Day as his or her true and lawful attorneys-in-fact each acting alone, in his or her name and in the capacity indicated below, to sign any and all amendments and post-effective amendments and supplements to this Registration Statement, and including any registration statements for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Sir Christopher Bland	Chairman	December 16, 2005
Sir Christopher Bland

/s/ Ben Verwaayen	Director and Chief Executive	December 16, 2005
Ben Verwaayen	(Principal Executive Officer)

/s/ Hanif Lalani	Director and Group Finance Director	December 16, 2005
Hanif Lalani	(Principal Financial and Accounting Officer)

/s/ Ian Livingston	Director	December 16, 2005
Ian Livingston

/s/ Andy Green	Director	December 16, 2005
Andy Green

Director
Dr. Paul Reynolds

Director
Clayton Brendish

/s/ Sir Anthony Greener	Director	December 16, 2005
Sir Anthony Greener

Director
Louis R. Hughes

Director
The Rt. Hon. Baroness Jay

/s/ John Nelson	Director	December 16, 2005
John Nelson

/s/ Carl G. Symon	Director	December 16, 2005
Carl G. Symon

Director
Maarten van den Bergh

/s/ Kristen Verderame	Duly authorized representative of	December 16, 2005
Kristen Verderame	BT Group plc in the United States

INDEX TO EXHIBITS

Exhibit Number	Description of Document

*4.1	The Memorandum and Articles of Association of the Registrant, as in effect on the date hereof.

*4.2	The BT Group Employee Stock Purchase Plan.

*5	Opinion of Allen & Overy LLP regarding the validity of shares.

*23.1	Consent of PricewaterhouseCoopers LLP, independent accountants for the Registrant.

*23.2	Consent of Allen & Overy LLP (included in its opinion filed as Exhibit 5).

*24	Powers of attorney (included on signature pages).

_______________________
* Filed herewith.